Geltology Inc.

Professional Ethics and Code of

Conduct for Senior Management

August 5, 2012

(Unofficial Translation)

Geltology Inc. Professional Ethics and Code of Conduct

for Senior Management

Contents

Chapter One	General Provisions	3

Chapter Two	Professional Ethics	4

Chapter Three	Code of Conduct	5

I.	Conflicts of Interest	5
II.	Illegal or Inappropriate Payments Are Prohibited	6
III.	Unfair Competition Is Prohibited	6
IV.	Insider Trading Is Prohibited	7
V.	Relationship with Parties of Related Interest	7
VI.	Use and Disclosure of the Company’s Information	8
VII.	Accounting Management and the Protection of the Company’s Assets	8

Chapter Four	Consultation Regarding Uncertainty	9

Chapter Five	Reporting Non-Compliant Activities	9

Chapter Six	Punishment for Non-Compliant Activities	10

Chapter Seven	Modification and Waiver	10

Chapter Eight	Communication	10

Chapter Nine	Others	11

Appendix		12

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Chapter One       General Provisions

Article 1                This system is formulated to standardize the Professional Ethics and Code of Conduct for Senior Management at Geltology Inc. (“the Company”), to safeguard the Company’s interest and image, to prevent risks; based on Internal Control Integrated Framework, Enterprise Risk Management Integrated Framework, and Basic Norms for Enterprise Internal Control; and in accordance with SOX Act, state laws, regulatory requirements of where the enterprise is listed, Articles of Association of Geltology Inc. as well as relevant laws and regulations.

Article 2        This system is applicable to all senior management personnel of the Company and its subsidiaries (Xingguo General Red Fruit Industry Development Co., Ltd. and Xingguo General Red Navel Orange Freshness Preservation Co., Ltd.)

Article 3        “Senior Management Personnel” used herein refers to: directors and General Manager that the Board of Directors appoints, Chief Financial Officer, Deputy General Manager, Secretary of the Board and other senior personnel the Board appoints.

Article 4        This system regulates senior management personnel’s professional ethics, code of conduct, questions and consulting, reporting of violations, penalties for violations, amendments and exemptions, as well as communications.

Article 5         In order to achieve the business objectives, compliance objectives and financial statement objectives of internal control, this system is to mainly prevent the following risks:

1.	Senior management personnel’s professional ethics cannot meet the company's requirements, which may lead to failure in achieving the company's objectives, or acts of cozenage or fraud that are detrimental to the Company’s interest;

2.	Senior management personnel’s activities involving conflicts of interest, illegal or improper payments, improper competition, or insider trading may cause the Company’s interest or honor to be compromised;

3.	Improper use and disclosure of company information may result in leaks of the Company's business secrets;

4.	Wrongdoing in accounting control and protection of company assets may lead to losses of enterprise assets or shareholders' equity.

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Chapter Two        Professional Ethics

Article 6        To comply with laws, regulations and the Articles of Association of the Company. The senior management shall comply with all laws and regulations at the Company’s business locations as well as the Company’s Articles of Association.

Article 7         All on-duty activities of the senior management shall be engaged for the purpose of protecting company interest and being socially responsible. Any personal reasons shall not be the motive of such activities, and any officer shall not override the control.

Article 8        To emancipate one’s minds, regenerate ideas, and be pragmatic and innovative. Senior management personnel should break through the narrow, conservative ideological restraints, foster the innovative spirit of daring to try, go a step ahead and one notch better than the average, solve upcoming problems by using reformative methods, and crack development challenges with innovative ideas.

Article 9        Be strict at self-discipline, be uncorrupt and upright, and be diligent in fulfilling their officers obligations with good faith.

Article 10     To honestly, fairly, loyally and devotedly perform one’s duties to protect the legitimate interests of the Company, to make one’s best efforts to improve the management standard and business performance, and to be a role model for employees.

Article 11     To adhere to democratic decision-making, scientific management, and standardized operation. Senior management personnel shall comply with the decision-making procedures and rules. In the event of major decisions regarding business operation, major project arrangements, large-amount of fund operations, or important appointments and dismissals, an officer shall strictly follow the decision-making principles and procedures, while arbitrary decisions and peremptory actions shall be prohibited.

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Chapter Three        Code of Conduct

I.     Conflicts of Interest

Article 12        As for personal investments, senior management personnel shall not invest in entities that have business dealings or competitions with the Company; their spouse, children, or the children’s spouses shall not violate relevant regulations by engaging in any business activities within the territorial range or business scope of senior management personnel’s authority that may affect the personnel’s impartiality in exercising their duties, or activities that may infringe the Company’s interest.

Article 13        As for corporate opportunities, senior management personnel shall not possess opportunities within the scope of the Company’s business activities without authorization; shall not use the Company’s assets, information or status for personal gain; and shall not engage in any activities in competition with the Company.

Article 14        As for sideline work, senior management personnel shall not engage in any paid jobs outside the Company without prior permission in writing from the Company. The situations in which sideline jobs are prohibited include:

1.	Where the senior management personnel serves as a member of the board of directors, officers, consultants, employees or other positions of companies that compete with the Company, or that show direct conflict or signs of conflict with his/her senior management role in the Company.

2.	Where the senior management personnel uses his/her time or other resources in the Company to work on sideline jobs.

Article 15         As for business gifts, senior management personnel shall not accept valuable gifts that may affect their business decisions or infringe their independent judgments; and shall not allow their parents, spouse, children, other family members or a third party to accept such gifts. Senior management personnel may exchange a limited number of non-cash, ceremonial gifts in business activities, but shall not thereby let this unduly affect the decision-making of the business partners.

Article 16        As for confidentiality, senior management personnel shall comply with relevant provisions with regard to protection of the Company’s business secrets. Unless it is duty-required, no one shall disclose or use any secret information in connection with the Company without authorization. Senior management personnel shall not use the obtained company information to seek personal gain by infringing the Company’s interest.

1.	The senior management personnel of Xingguo General Red Fruit Industry Development Co., Ltd. are obligated to maintain secrets regarding the development of navel orange base and management operation of the base, and to keep all retained confidential documents with due care.

2.	The senior management personnel of Xingguo General Red Navel Orange Freshness Preservation Co., Ltd. are obligated to maintain secrets pertaining to the Company’s production and operation, and to keep all retained confidential documents with due care.

Article 17        As for acquisitions and company loans, senior management personnel, their spouses and children shall not acquire company assets, or accept loans or loan guarantees provided by the Company in violation of relevant provisions.

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Article 18        Senior Management Personnel shall not appropriate public funds for their own personal gain or another’s interests.

Article 19        In the activities of external business relations, where the senior management personnel receives a legitimate commission from the business affiliates, such commission shall be all handed over to the Company and shall not be embezzled by the personnel.

1.       If the senior management personnel of Xingguo General Red Fruit Industry Development Co., Ltd. is involved in the external business activities during the course of production base development and management, such personnel shall not embezzled the legitimate commission paid by other companies; otherwise, the Company shall pursue such personnel in accordance with the law.

2.       The senior management personnel of Xingguo General Red Fruit Industry Development Co., Ltd. shall not embezzle the legitimate commission received from other companies during the normal course of business; otherwise, such personnel shall be pursued for fraud.

Article 20        In the practice of hiring employees, the Company shall maintain the principle of hiring by merit and refraining from nepotism, and all new recruits must be hired in accordance with the requirements set forth by the human resources department for each particular post in order to create a fair and competitive environment for new talents; those within the Company that have family relationship must stay away from such posts that have related business activities, and the Company must also make corresponding adjustments of their posts.

II.    Illegal or Inappropriate Payments Are Prohibited

Article 21        Senior Management Personnel shall not engage in bribery through financial or other means for the purpose of selling products.

Article 22        During the course of service and product sales, if any discount is offered to the trading party, including but not limited to commissions and actual goods paid to agents, such discount must be given in an explicit manner with all available documents of evidence, and the accounting department must be notified for actual book keeping. If anyone offers any discount implicitly off the books, such individual shall be pursued in accordance with the law.

III.    Unfair Competition Is Prohibited

Article 23        No senior management personnel shall exclude competitors from fair competition and legitimate business activities illegally by inappropriate means, and no senior management personnel shall be allowed to deliberately conjure up and disseminate false information to harm the reputation of a competitor.

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Article 24        No senior management personnel shall engage in obtaining a competitor’s commercial secrets through illegal means.

“Commercial Secrets” means any technical and economic information that is not known to the public, that may bring economic benefits to a competitor, that has practical use and that is protected by their owner.

IV.  Insider Trading Is Prohibited

Article 25        The insiders shall not engage, or suggest that others engage, in the buying or selling of any securities on the basis of any insider information.

Article 26        An “Insider” means person who owns securities of an issuer, or who serves as the director, senior manager of the issuer or any other close affiliates of the issuer, or who may access or obtain any insider information because of his/her membership position, management position, regulatory position or professional position or who is an employee or the professional adviser to the issuer during the course of performing his/her duties.

“Insider Information” means any material information that is known to the insider but is not known to the public and that may influence the market price of the securities.

Article 26        The insider is prohibited from divulging any insider information and from letting others profit through he use of such information.

Article 27        Non-insider shall not attempt to obtain any insider information through inappropriate means or channels and engage, or suggest that others engage, in the buying or selling of any securities on the basis of any insider information.

V.  Relationship with Parties of Related Interest

Article 28        The senior management must treat the Company’s employees, customers, suppliers, investors and creditors honestly and fairly.

Article 29        The senior management shall not treat the parties mentioned above unfairly through manipulation, concealment, misuse of proprietary information or with holding of material facts.

Article 30        The senior management personnel must adhere to the Company’s policy regarding integrity and self-discipline in the course of doing business and interacting with any parties of related interest and shall not harm the Company’s reputation of integrity and fairness.

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VI.       Use and Disclosure of the Company’s Information

Article 31        The Company’s information resources and systems must be used reasonably and in compliance in order to ensure their security, reliability and smooth operation.

1.       Observe the relevant policies regarding the security and management of the Company’s information.

2.       Study assiduously the guidelines on the use of computers, take information security training, raise computing security awareness and improve skills so as to prevent the loss or damage of equipment and saved information.

3.       Sending secret information or material information on the Company’s network or mobile telephones is prohibited.

4.       Engaging in any activities that violate the State laws and regulations and the Company’s policies and are harmful to the Company’s interests on the Company’s network is prohibited.

Article 32        Senior management personnel that is directly or indirectly involved in the disclosure procedures for the Company’s information must observe all the policies regarding the disclosure of information and the rules of the Company’s internal control regulations so as to ensure the Company’s complete, truthful, timely and fair disclosure of such information.

1.          Record the relevant information regarding the Company’s production and operation and financial activities truthfully, accurately, objectively, promptly and completely.

2.          Such information cannot be forged, altered, concealed or destroyed.

3.          One cannot direct or force others to forge or alter such information.

VII.   Accounting Management and the Protection of the Company’s Assets

Article 33        Senior management personnel must ensure that the Company’s transactions are properly approved and implemented and that such transactions are accurately, completely and truthfully recorded in the Company’s accounting books; All forgery, fraud or other inappropriate actions in transactions, records, presentation or other activities are strictly prohibited.

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Article 34        All the accounting records and the financial reporting derived from such records must be in compliance with all the applicable law and regulations and must not contain any false or deliberately misleading records.

Article 35        senior management personnel must completely and accurately follow all requirements regarding the safekeeping and preservation of the records.

Article 36        Omission or concealment of any records regarding funds, payments and receipts is strictly prohibited.

Article 37        It is strictly prohibited to withhold or deliberately make false or ambiguous statement when providing financial information to the Company’s internal and external audit personnel.

Article 38        Senior management personnel must ensure that the Company’s assets are used for legitimate business purposes, protect the Company’s properties in accordance with the law and ensure their effectively use.

Article 39        Senior management personnel must thrifty in the use of the Company’s assets and carry out various company matters economically.

Chapter Four     Consultation Regarding Uncertainty

Article 40        Any member of the senior management personnel who is uncertain regarding the compliance of his/her activities or has doubt about certain matters mentioned in the policy may directly consult with his/her superior, the head of the strategic planning and operation management or other responsible person.

Chapter Five       Reporting Non-Compliant Activities

Article 41        All activities that are in violation of rules may be reported through a hotline, in writing or online.

Article 42        Senior management personnel must report all activities that are in violation of the State laws, the Company’s internal rules and this code committed by him/herself or by others to the Audit Committee. After the Audit Committee receives reports of violation of this code by any member of the senior management personnel, the board of directors or the Audit Committee should directly investigation for resolution.

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Article 43        The Audit Committee and the department that receive such reports have the obligation to protect the person that has submitted such reports, including but not limited to the protection of the person’s anonymity, and shall not issue sanction against such person (including dismissal) unless there is proper grounds.

The Company reserves the right to sanction such employee that submits malicious reports, harassing reports or deliberately false reports.

Chapter Six   Punishment for Non-Compliant Activities

Article 44        The Board will issue punishment for any violation of this code. The specifics of the punishment, depending on the nature of violation, range from written warning for slight violation to dismissal for serious violation.

Chapter Seven   Modification and Waiver

Article 45        The Audit Committee must conduct assessment on the completeness and effective of this code and, upon approval by the board, submit recommendations for modification based on such assessment, and the department of strategic planning and operation management must make appropriate modification.

Article 46        The board may issue waiver from this code to members of the senior management personnel and disclose such waiver to the shareholders. Approval of such waiver by the shareholders is required if the State law, regulation of the region where the Company is listed and the provisions of the Company’s Articles of Association so stipulate.

Chapter Eight    Communication

Article 47        Human Resources Department or the affiliate office will be responsible for the dissemination of this code and the matters regarding disclosure, and rules of conduct and professional ethics must be included in the training material for members of senior management personnel.

1.      Study material on the professional ethics and code of conduct must be provided to the members of the senior management personnel.

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2.       Such professional ethics and code of conduct must be included in the content of training courses.

3.       Internet or other media should be used for education on professional ethics and code of conduct.

4.       The Company must organize education activities for members of the senior management personnel on integrity and self-discipline; the contents of such activities should be the same as that regarding professional ethics and code of conduct.

Article 48        Such communication may also be carried out through writing, on internet or in other forms.

Chapter Nine    Others

Article 49        The department of strategic planning and operation management is responsible for the formulation, modification and interpretation of this code.

Article 50        This code shall become effective on August 5, 2012.

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Appendix

Senior management personnel Professional Ethics and Code of Conduct Risk Matrix

Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Senior management personnel’s standard of professional ethics fails to meet the Company’s requirements	Operation, financial report and compliance	Medium	Serious		1. Establish sound integrity and ethics value statement;
2. Provide training to senior management personnel on the standard of professional ethics;
3. Management’s intervention must not be beyond the control procedures.

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Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
The activities by senior management personnel involve conflict of interest	Operation	High	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Promptly identify behaviors that violate the standard of ethics and ethics value;
3. Promptly correct and rectify behaviors by senior management personnel that violate the standard of ethics and ethics value.

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Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Activities by senior management personnel involving illegal or improper payments	Operation	High	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Promptly identify behaviors that violate the standard of ethics and ethics value;
3. Promptly correct and rectify behaviors by senior management personnel that violate the standard of ethics and ethics value.

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Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Activities by senior management personnel involving unfair competition	Operation	Medium	Serious		1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Promptly identify behaviors that violate the standard of ethics and ethics value;
3. Promptly correct and rectify behaviors by senior management personnel that violate the standard of ethics and ethics value.

Activities by senior management personnel involving insider trading	Operation	Medium	Serious	1. Establish procedures used in monitoring the observance of the standard of sound integrity and principles of ethics value;
2. Prohibit insiders from divulging insider information to others or having others profit from such information.

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Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
The contacts with parties of related interest are dishonest or unfair	Operation	Medium	Serious		senior management personnel shall not shall not treat the parties of related interests unfairly through manipulation, concealment, misuse of proprietary information or misleading statement of material facts.

Improper use and disclosure of accounting information	Operation, financial reporting	Medium	Serious		1. Standardize procedures of the use of the Company’s information resources and systems;
2. senior management personnel directly or indirectly involved in the disclosure procedures for the Company’s information must observe all the policies regarding the disclosure of information and the rules of the Company’s internal control regulations.

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Risk	Control Objective	Probability	Impact	Scope of Risk	Preventive Action	Assessment and Conclusion
Improper accounting control and protection of the Company’s assets	Operation, financial reporting	Medium	Serious		1. All forgery, fraud, off-the-book arrangement or other inappropriate actions in transactions, records, presentation or other activities are strictly prohibited
2. The Company assets must be protected in accordance with the law to ensure their effective use.

Integrity and ethics value are not correctly communicated	Operation	High	Medium		Clarify the communication channel for integrity and ethics value. For example, they can be communicated orally in senior management personnel meetings, in face-to-face conversation, or through examples while handing routine activities.

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